ATLANTIC AMERICAN REPORTS INCREASED YEAR TO DATE OPERATING INCOME

● Insurance premiums and operating earnings increase 6.9% and 2.0%, respectively, during the nine month period ended September 30, 2014 as compared to the comparable period in 2013.
● Debt reduced by $7.5 million in the quarter ended September 30, 2014.

ATLANTA, Georgia, November 10, 2014 - Atlantic American Corporation (Nasdaq-AAME) today reported net income of $1.5 million, or $0.06 per diluted share, for the three month period ended September 30, 2014, compared to net income of $2.7 million, or $0.12 per diluted share, for the three month period ended September 30, 2013.  For the nine month period ended September 30, 2014, net income was $3.1 million, or $0.13 per diluted share, compared to net income of $9.6 million, or $0.42 per diluted share, for the comparable period in 2013.  Realized investment gains for the three month and nine month periods ended September 30, 2014 were $0.8 million and $1.4 million, respectively, decreasing from $2.3 million and $8.4 million, respectively, in the comparable periods in 2013.  Included in net income for the three month and nine month periods ended September 30, 2014 was $0.8 million in other income resulting from the open market purchase of Company debt at a discount.   Operating income (income before income taxes and realized investment and other gains, net) for the three month period ended September 30, 2014 was a loss of $11,000, as compared to $406,000 of operating income for the three month period ended September 30, 2013.  For the nine month period ended September 30, 2014, operating income was $1.4 million, or 2.0% higher than the $1.3 million of operating income for the comparable nine month period of 2013.

Total revenues for the three month period ended September 30, 2014 were $42.7 million, decreasing 1.4% from $43.2 million for the three month period ended September 30, 2013.  Insurance premiums during this quarter decreased nominally from the comparable 2013 premiums.  For the nine month period ended September 30, 2014, total revenues were $125.4 million, increasing slightly from the comparable 2013 period revenues of $124.5 million.  Insurance premiums during the nine month period ended September 30, 2014 increased $7.4 million, or 6.9%, from the comparable period in 2013.  Premiums earned from the Company’s life and health and property and casualty operations were up 2.3% and 17.1%, respectively for the nine month period ended September 30, 2014.

Commenting, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “Our premium growth this year has been good; however, it leveled off during this current quarter as rate increases resulted in decreased sales activity.  We have been closely monitoring our new business activity and aggressively working to not only diversify our product offering but also update our existing products to be not only more cost competitive but reflective of consumer needs.  Licensing and product approval in our recently acquired company, Bankers Fidelity Assurance Company, has been progressing well and we believe that future quarters will reflect the substantial efforts which have been put forth.  Our previously announced special $0.02 per share dividend to shareholders of record on November 14, 2014 and to be paid on or about December 5, 2014 is reflective of our recent successes and the confidence we have in our Company going forward.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal subsidiaries consist of American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr.	Hilton H. Howell, Jr.
Senior Vice President and Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5501	404-266-5505

Atlantic American Corporation
Financial Data

	Three months ended		Nine months ended
	September 30,		September 30,
(Unaudited; In thousands, except per share data)	2014	2013	2014	2013

Insurance premiums
Life and health	$ 25,146	$ 25,248	$ 76,069	$ 74,359
Property and casualty	13,191	13,137	39,142	33,418
Investment income	2,678	2,534	7,875	8,213
Realized investment gains, net	848	2,283	1,441	8,415
Other income	793	45	875	140

Total revenue	42,656	43,247	125,402	124,545

Insurance benefits and losses incurred
Life and health	17,564	17,632	51,784	53,614
Property and casualty	9,530	9,154	29,207	21,533
Commissions and underwriting expenses	10,238	10,396	30,219	30,081
Interest expense	388	442	1,251	1,457
Other	3,349	2,934	9,375	8,097

Total benefits and expenses	41,069	40,558	121,836	114,782

Income before income taxes	1,587	2,689	3,566	9,763

Income tax expense	136	9	418	201

Net income	$ 1,451	$ 2,680	$ 3,148	$ 9,562

Basic earnings per common share	$ 0.06	$ 0.12	$ 0.13	$ 0.43
Diluted earnings per common share	$ 0.06	$ 0.12	$ 0.13	$ 0.42

Reconciliation of net income to non-GAAP measurement

Net income	$ 1,451	$ 2,680	$ 3,148	$ 9,562
Income tax expense	136	9	418	201
Realized investment and other gains, net	(1,598)	(2,283)	(2,191)	(8,415)

Operating (loss) income	$ (11)	$ 406	$ 1,375	$ 1,348

	September 30,	December 31,
Selected Balance Sheet Data	2014	2013

Total cash and investments	$ 251,923	$ 262,063
Insurance subsidiaries	231,004	228,605
Parent and other	20,919	33,458
Total assets	316,925	319,381
Insurance reserves and policyholder funds	165,564	162,373
Debt	33,738	41,238
Total shareholders' equity	102,182	100,927
Book value per common share	4.64	4.47
Statutory capital and surplus
Life and health	33,888	34,530
Property and casualty	38,940	39,092